Exhibit 16.1

January 20, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Tenzing Acquisition Corp. (now known as Reviva Pharmaceuticals Holdings, Inc.) under Item 4.01 of its Form 8-K filed on January 20, 2021. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Tenzing Acquisition Corp. contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp